Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of the 01 day of March, 2021, is between SAB BIOTHERAPEUTICS, INC., a Delaware corporation (the “Company”), and Frederick J. Finnegan, an individual residing at 409 Lincoln Rd, Sudbury, MA 01776 (“Executive”).

1.
POSITION AND RESPONSIBILITIES

1.1.
Position. Executive is employed by the Company to render services to the Company in the position of Chief Business Officer, EVP of Program Management. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the reasonable rules, regulations, and practices of the Company as adopted or modified from time to time in the Company’s sole discretion. Executive shall initially report to Chief Executive Officer.

1.2.
Other Activities. Executive shall devote his or her full business time, attention and skill to perform any assigned duties, services and responsibilities while employed by the Company, for the furtherance of the Company’s business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Company, Executive will not, during the term of the Agreement, (i) accept any other employment or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) which might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. Executive shall perform his or her duties primarily in South Dakota but such duties may from time to time require travel within the United States or abroad. These provisions shall not prohibit Executive from performing charitable, non-profit or eleemosynary activities as long as such activities do not interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

1.3.
No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity. Executive will not use or bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person or entity.

2.
COMPENSATION AND BENEFITS

2.1.
Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary equivalent to Three Hundred Fifty-one Thousand Dollars ($351,000) per year (“Base Salary”). As an exempt employee, Executive is not eligible for overtime. The Base Salary shall be paid in accordance with Company’s then-current payroll practices, Executive’s Base Salary shall be reduced by withholdings required by law. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated executives and may be adjusted in the sole discretion of the Company.

2.2.
Benefits. Executive shall be entitled to participate in the benefits made generally available by the Company to similarly situated executives, subject to the eligibility requirements under the applicable provisions of such plan.

2.3.
Expenses. The Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with the Company’s then-current expense reimbursement guidelines, as they may be amended in the Company’s sole discretion.

3.
TERM AND TERMINATION OF EMPLOYMENT

3.1.
Term. Executive shall be employed by the Company for an initial term commencing on 01 March 2021 and ending 01 March 2022 (the “Term”) unless sooner terminated by either party in accordance with this agreement; provided, however, the term of this Agreement will extend for one-year renewal periods on a year by year basis only in the sole discretion of the Company and will be terminated in writing not later than thirty (30) days prior to the end of each Term (each such extension, a ‘Renewal Term’).

3.2.
General. Regardless of the reason for termination of Executive’s employment with the Company, whether voluntarily or involuntarily, or with or without Cause, Executive shall be entitled to all compensation and benefits to which Executive is entitled due and owing through the last day actually worked by Executive or the date of termination whichever is earlier and thereafter the Company’s obligation under this Agreement shall cease.

3.3.
Definition of Cause. For purposes of this Agreement, Cause shall mean in the judgement of the Company: (i) Executive engages in any act or omission which is in bad faith and to the detriment of the Company; (ii) Executive willfully and materially violates any of the Company’s then-current policies and procedures; (iii) Executive’s willful failure to perform his or her duties under this Agreement; (iv) Executive exhibits unfitness for service, dishonesty, habitual neglect, persistent and serious deficiencies in performance, or incompetence; (v) Executive is convicted of, or there is an entry of guilty (or a nolo contender) plea by Executive to, a crime (other than a minor traffic violation); (vi) Executive materially breaches Sections 5, 6, or 7 of this Agreement; or (vii) Executive refuses or fails to act on any reasonable or lawful directive or order from the Company’s Board of Directors or Executive’s supervisor.

3.4.
Definition of Disability. For purposes of this Agreement, the term “Disability” shall be defined as the Executive’s incapacity due to physical or mental illness which results in his or her absence from the full-time performance of his or her duties under this Agreement for period of at least ninety (90) consecutive days during the time he or she is employed by the Company, provided, that in every case, this clause will not conflict with the Family and Medical Leave Act of 1993 (FMLA).

3.5.
Termination Not for Cause, Death or Disability. Upon the termination of this Agreement by the Company’s non-renewal of the Term or any Renewal Term, or if the Company terminates Executive’s employment during the Term or any Renewal Term, for any reason other than for death, Disability, or Cause, and, in each such case, if Executive signs a release of claims in favor of the Company and its affiliates in a form acceptable to the Company, Executive will be entitled to the following:

(a)
A severance payment equal to one (1) year Executive’s then current Base Salary, payable either as a lump sum or in accordance with Company’s then-current payroll practices, at the Company’s discretion; provided, however, that if Executive violates any of the provision of Section 4, 5, 6, or 7 of this Agreement; and

(b)
Applicable bonus amounts prorated for the portion of the calendar year in which Executive was employed so long as the Executive was employed by the Company as of April 1st of the year of the termination and the Company Board of Directors has approved a bonus plan for the year of the termination, payable at the end of Company’s fiscal year following Executive’s termination according to the Company’s internal policies.

3.6.
Termination for Cause. The Company may terminate the Executive’s employment for Cause as defined in Section 3.3. In the event Executive’s employment is terminated for Cause, the Company shall have no obligation to pay the severance amounts set forth in Section 3.5.

4.
TERMINATION OBLIGATIONS

4.1.
Return of Property. Executive agrees that all property (including without limitation all equipment, proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive or that Executive acquires by virtue of Executive’s employment belongs to the Company and shall be immediately returned to the Company upon termination of Executive’s employment, or immediately upon the Company’s request prior to the Executive’s termination of employment.

4.2.
Cooperation. Following any termination of employment, Executive shall reasonably cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also reasonably cooperate with Company (at the Company’s expense) in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company. If Executive has assigned one or more Inventions to the Company pursuant to this Agreement or otherwise, Executive shall reasonably cooperate with the Company in the execution of necessary legal documents to effectuate and complete such assignment.

5.
NONDISCLOSURE.

5.1.
Nondisclosure Obligations. Executive agrees that, during his or her employment by the Company and at all times thereafter, Executive will hold in strictest confidence and will not use, disclose, lecture upon or publish any of the Company’s Proprietary Information, (defined in section 5.2 below), Third Party Information (defined in section 5.3 below), or Personal Information (defined in Section 5.4 below), except to the extent necessary to carry out his or her responsibilities as an employee of the Company or as specifically authorized in writing by a duly authorized officer of the Company other than Executive, or as otherwise required by law, in which case Executive shall promptly notify the Company of such requirement so that the Company is able to take appropriate measures to protect such Proprietary, Third Party or Personal Information.

5.2.
Nondisclosure of Proprietary Information. “Proprietary Information” means all confidential and/or proprietary knowledge, data or information pertaining in any manner to the business of the Company unless (i) the information is or becomes generally known to the public through lawful means and through no fault of Executive; (ii) the information was part of Executive’s general knowledge prior to the initial disclosure of the information by the Company or any personal under a duty of confidentiality; or (iii) the information is disclosed to Executive without restriction by a third party who rightfully possesses the information under no duty of confidentiality. Executive agrees that he or she has the burden of proving the applicability of any of the forgoing exceptions. The definition of “Proprietary Information” includes but is not limited to any and all (a) technical, non-technical, scientific, biological and other information, computer software whether in source code or object code form), programs, tools, data, research, designs, drawings, diagrams, plans, specifications, concepts, inventions, structure, improvements, products, prototypes, methods, techniques, know-how, trade secrets, hardware, devices, schematics, works in process, systems, technologies or applications; (b) financial and other information about costs, profits, markets, sales and pricing structures, customers, subscribers, donors, members, and bids; (c) plans, forecasts and strategies for business, marketing, future development and new product concepts; and (d) employee personnel files and information about employee compensation and benefits; in any form and whether or not labeled or identified as confidential or proprietary.

5.3.
Non-Disclosure of Third Party Information. Executive understands that he or she will receive from third parties confidential, proprietary or otherwise private information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive’s employment and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Third Party Information, except in connection with Executive’s work for the Company, or unless expressly authorized by an officer of the Company in writing. Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination of employment for Cause under this Agreement and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information unless agreed to in writing to by such third party.

5.4.
Non-Disclosure of Personal Information. Executive understands that the Company has received, and in the future will receive, personally identifiable information from employees, consultants or third parties including names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company (“Personal Information”). During the term of Executive’s employment and thereafter, Executive will hold Personal Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use Personal Information, except in connection with Executive’s work for the Company, or unless expressly authorized by an unrelated officer of the Company in writing. Executive understands that there are laws in the United States and other countries that protect Personal Information, and that Executive must not use Personal Information other than for the purpose for which it was originally used or make any disclosures of Personal Information to any third party or from one country to another without prior managerial approval.

5.5.
Safeguarding Proprietary, Third Party or Personal Information. Executive understands that avoiding loss or theft of Proprietary, Third Party or Personal Information is an important part of Executive’s duties. Executive will not allow any other person to use his or her office access card or computer passwords, without prior approval by the Executive Committee of the Company. Executive will follow all instructions from the Company, third parties with whom the Company does business about avoiding loss or theft of Proprietary, Third Party or Personal Information, including but not limited to placing appropriate legends upon documents signifying their sensitive nature. Executive will only use secure networks established by the Company when using Proprietary, Third Party or Personal Information. Executive will immediately report to the Company any loss or suspected loss of Proprietary, Third Party or Personal Information, and any suspicious activity such as external hacking attempts, or unusual internal activity.
5.6.
Disposal of Proprietary, Third Party or Personal Information. Given the sensitivity of Proprietary, Third Party and Personal Information, Executive agrees that Executive shall only dispose of such information by secure methods approved by the Company.

5.7.
Responsibility to Seek Prior Approval. Executive understands and agrees that the sensitivity of Proprietary, Third Party or Personal Information requires Executive to exercise caution when handling such information. If Executive ever has any doubt or hesitation about how to handle Propriety, Third Party or Personal Information, he or she understands and agrees that he or she must raise his or her concerns with Executive’s supervisor before acting.

6.
Assignment of Inventions

6.1.
Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property right or “moral rights” throughout the universe. “Moral Rights” refers to any rights to claim authorship of an Invention or to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

6.2.
Prior Inventions. Inventions, if any, patented or unpatented, which Executive made prior to the commencement of his or her employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Executive’s employment with the Company, that Executive considers to be Executive’s property or the property of third parties and that Executive wishes to have excluded from the scope of Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause Executive to violate any prior confidentiality agreement, Executive understands that he or she is not to fully disclose such Prior Inventions in Exhibit A but should only disclose a general name for each such invention, a listing of party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, Executive represents that there are no Prior Inventions. If, in the course of Executive’s employment, with the Company, he or she incorporates a Prior Invention into a Company product, process, machine of other intellectual property, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, Executive agrees that he or she will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

6.3.
Assignment of Inventions. Subject to Sections 6.4 and 6.6, Executive hereby assigns and agrees to assign in the future (when any such Invention or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of the Executive’s right, title and interest in and to any and all Inventions (and all Proprietary Right with respect thereto) whether or not patentable or registerable under copyright or similar statues, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during Term and any Renewal Term. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 6, are hereinafter referred to as “Company Inventions”. The Company may (in its sole discretion and without obligation to do so), pursuant to established policy of the Company or its affiliates, agree to provide additional consideration for certain Inventions through a written agreement between the Company and Executive which specifically provides for such consideration only after such Inventions contribute to financial benefit of the Company or its affiliates; in all other cases, no consideration shall be paid. The Inventions shall be the sole property of the Company, whether or not copyrightable or patentable or in a commercial stage of development. To the extent allowed by law, this assignment of Inventions includes Moral Rights. “Inventions” collectively means any and all biological, scientific or other ideas, concepts, discoveries, developments, software, content, textual or artistic works, graphic, know-how, structures, designs, methods, products, techniques, processes, systems and technologies in any stage of development that are conceived, created, developed or reduced to practice by Executive or with others; any and all copyrights, moral rights, trademarks and any other intellectual property right therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction.

6.4.
Unassigned Inventions. Executive recognizes that this Agreement will not be deemed to require assignment of any invention that is developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, Proprietary Information, or Third Party Information, which is not related to Company’s actual or anticipated business, research and development, and which does not result from work performed by Executive for the Company.

6.5.
Obligation to Keep Company Informed. During the Term and any Renewal Term of Executive’s employment, Executive will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Executive, either alone or jointly with others.

6.6.
Government or Third Party. Executive also agrees to assign all his or her right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

6.7.
Assist with Registration and Protection. In the event any Invention shall be deemed by the Company to be copyrightable, patentable or otherwise registrable or patentable Executive shall assist the Company (at its expense) in every way deemed necessary or desirable by the Company to protect the Inventions throughout the world, including without limitation, performing acts necessary for obtaining, maintaining and enforcing any applicable registrations and vesting the Company with full title. Should the Company be unable to secure Executive’s signature on any document necessary to apply for, obtain, or enforce any trademark, copyright, patent or other right or protection relation to any Innovation, due to Executive’s incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his or her agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by Executive.

6.8.
Injunctive Relief. Notwithstanding the provisions of Section 8 of this Agreement concerning the arbitration of disputes, the Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief from a court in addition to any other available rights and remedies in case of any such breach or threatened breach.

7.
LIMITED AGREEMENT NOT TO COMPETE OR SOLICIT

7.1.
Non-Competition. During the term of this Agreement, and for a period of one (1) year immediately after the termination of Executive’s employment with the Company for any reason, including but not limited to voluntary termination by Executive or involuntary termination by the Executive, Executive shall not, directly or indirectly, paid or unpaid, provide services as an employee, consultant, agent, principal, partner, manager, officer, or director for any person or entity who or which engages in the same or a substantially similar business as the Company in any countries in which the Company conducts business. For purposes of this Agreement, the Company is engaged in the business of researching, developing, producing and commercializing polyclonal antibodies and processes associated with this production including but not limited to antigen development and production as well as plasma production from large animal species.

7.2.
Non-Solicitation. During the Term of this Agreement, and for the period of one (1) year immediately after the termination of Executive’s employment with the Company for any or no reason, Executive shall not for any reason, either directly or indirectly; (a) solicit any of the Company’s existing customers worldwide, wither for benefit of Executive or for any other person; or (b) hire, solicit, induce, recruit or encourage any of the Company’s employees or contractors to leave the employ of the Company or cease providing services to the Company on behalf of the Executive or on behalf of any person or entity.

7.3.
Limitations; Remedies. The Executive further agrees that the limitations set forth in Section 7 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the business of the Company. Notwithstanding the provisions of Section 8 concerning the arbitration of disputes, the Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 7 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief from a court in addition to any other available rights and remedies in cases of any such breach or threatened breach.

8.
ARBITRATION

The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to the Executive’s employment with the Company, shall be submitted to mediation before a mutually agreeable mediator and such proceedings shall be held in the State of South Dakota. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration and such proceeding shall be held in the State of South Dakota. The claims covered by this Agreement (“Arbitrable Claims”) include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to a trial by jury in regard to Arbitrable Claims.

Claims Executive may have for Workers’ Compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party’s right to obtain provisional remedies or interim relief from a court of competent jurisdiction.

Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. Company and Executive agree that arbitration shall be held in the State of South Dakota and shall be in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, before a single arbitrator licensed to practice. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. This Agreement to mediate and arbitrate survives termination of Executive’s employment.

9.
AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All right or remedies specified for a party herein shall be cumulative and in addition to all other right and remedies of the party hereunder or under applicable law.

10.
ASSIGNMENT; BINDING EFFECT

10.1.
Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

10.2.
Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

11.
NOTICES

Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below. Notices under this Agreement shall be effective upon (a) hand delivery, when personally delivered; (b) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (c) acknowledgment of receipt of electronic transmission, when delivered via electronic mail or facsimile. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

SAB Biotherapeutics, Inc.

2100 E. 54th St N

Sioux Falls, SD 57104

Executive’s Notice Address:

Frederick J. Finnegan

409 Lincoln Rd

Sudbury, MA 01776

12.
SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deem enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.
TAXES

All amounts paid under this Agreement shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

14.
GOVERNING LAW

The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, without regard to South Dakota conflict of laws principles.

15.
INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

16.
OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement (other than those in Sections 1.1 and 1.2) shall survive the termination of employment and the termination of this Agreement.

17.
COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

18.
AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

19.
ENTIRE AGREEMENT

This Agreement (including Exhibit A attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom.

Executive acknowledges Executive has had the opportunity to consult legal counsel concerning this agreement, that Executive has read and understands the agreement, that Executive is fully aware of its legal effect, and that Executive has entered into it freely based on Executive’s own judgement and not on any representations or promises other than those contained in this agreement.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above

SAB Biotherapeutics, Inc.:		EXECUTIVE:

BY:	/s/ Eddie J. Sullivan	BY:	/s/ Frederick J. Finnegan
Name:	Eddie J. Sullivan	Name:	Frederick J. Finnegan
Title:	President and CEO

Date:	June 15, 2021	Date:	June 11, 2021

EXHIBIT A

PREVIOUS INVENTIONS

TO: SAB Biotherapeutics, Inc.

FROM: Frederick J. Finnegan

DATE:

SUBJECT: Previous Inventions

1.
Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by SAB Biotherapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

____ No inventions or improvements.

____ See below:

____ Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of the confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies) Relationship

____ Additional sheets attached.